EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The  Board  of  Directors  and  Stockholders
WorldWater  &  Solar  Technologies  Corp.



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of WorldWater and Solar Technologies Corp. (the "Company") of our report dated March 27, 2008, relating to the consolidated financial statements and effectiveness of internal controls over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal controls over financial reporting because of a material weakness) of WorldWater and Solar Technologies Corp. and Subsidiaries which report appears in the December 31, 2007 Annual Report on Form 10-K.



/s/ Amper, Politziner & Mattia, P.C.
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Edison, New Jersey
July 15, 2008